Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES 2014

OPERATING RESULTS AND PROVIDES 2015 GUIDANCE

FOURTH QUARTER REVENUE INCREASES 55% TO $5.4 MILLION

VS. $3.5 MILLION IN PRIOR-YEAR PERIOD

LENEXA, Kansas (March 23, 2015) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and full year ended December 31, 2014. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, March 24, 2015 (see details below).

The Company also provided preliminary financial guidance for the year ending December 31, 2015. Based upon currently available information, the Company believes that its 2015 revenue should increase to approximately $25 million and that, operating income should approximate $2.5 million absent any unanticipated non-recurring expenses.

Highlights for Year Ended December 31, 2014

●	Total revenue decreased 2% to approximately $17.4 million in 2014, compared with approximately $17.8 million in the year ended December 31, 2013. Revenue in the fourth quarter of 2014 increased 55% to approximately $5.4 million, versus revenue of approximately $3.5 million in the final three months of the previous year.

●	Gross profit margin improved slightly to 56.9% of total revenue in 2014, compared with 56.7% in 2013. For the fourth quarter of 2014, gross margin improved to 59.3% of revenue, representing a significant improvement over the prior-year quarter, when the gross margin was over 900 basis points lower at 49.9% of revenue.

●	Selling, general and administrative expenses increased 4% from year-earlier levels.

●	The Company reported an operating loss of ($2,889,194) for the full year 2014, compared with an operating loss of ($2,250,442) in the previous year. However, the operating loss in the fourth quarter of 2014 was reduced by 79% to ($336,833), when compared with an operating loss of ($1,573,958) in the prior-year period.

●	A net loss of ($9,163,261), or ($3.54) per share, was recorded in the year ended December 31, 2014, compared with a net loss of ($2,497,940), or ($1.17) per share, in 2013. Approximately $5.8 million, or 87% of the year-over-year increase in net loss in 2014 (vs. 2013), was attributable to non-cash charges related to warrant derivative liabilities and changes in the fair value of secured convertible notes payable, along with note payable issuance expenses.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($1,440,738), or ($0.56) per share, in 2014, compared with a non-GAAP adjusted net loss of ($877,052), or ($0.41) per share, in the twelve months ended December 31, 2013. For the fourth quarter of 2014, the Company reported non-GAAP net income of $146,846, or $0.05 per diluted share, versus a non-GAAP net loss of ($1,116,204), or ($0.50) per share in the year-earlier period.

●	Shipments of the new DVM-800 digital in-car video system, which has become the Company’s “flagship” product after being introduced in the fourth quarter of 2013, accounted for 40% of the Company’s total sales in the year 2014.

●	Shipments of the FirstVU HD body cameras generated 11% of the Company’s total sales in the full year 2014, versus 3% in the previous year. FirstVU HD revenue increased to approximately 17% of total fourth quarter 2015 revenue.

●	As of December 31, 2014, over 800 law enforcement agencies were testing and evaluating more than 1,200 of the Company’s body-worn cameras. The Company has experienced a substantial increase in police department interest in its body camera products since widely publicized social unrest erupted in Ferguson, Missouri in August 2014.

●	The Company received its initial patent on the VuLink connectivity system, which allows Digital Ally’s in-car video systems and its FirstVU HD body cameras to work seamlessly together in gathering and recording evidence collection activities for law enforcement agencies.

●	The Company expanded its video evidence storage and management solutions to include its VuVault.net cloud-based storage solution in the fourth quarter of 2014. This new product gives Digital Ally a competitive advantage by providing cloud storage for the FirstVU HD body camera and in-car video systems that can be synchronized to operate simultaneously using its patented VuLink product.

Management Comments

“While our revenue decreased slightly in 2014, we are pleased to report that sales strengthened considerably towards the end of the year,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Fourth quarter revenue increased 55% from prior-year levels, to $5.4 million, representing the strongest three-month period in the past twelve quarters. The strengthening in sales during the second half of 2014 was likely related to increased interest in video evidence collection and storage among law enforcement agencies following the civil unrest in Ferguson, Missouri, along with our legal actions to stop a competitor, Utility Associates, from sending letters to our customers that unfairly disparaged our products. For the year 2014 as a whole, while we reported a greater net loss due primarily to non-cash charges related to warrant derivative issues and changes in the fair value of convertible notes payable, we are very pleased to note that non-GAAP adjusted net income (defined later in this release) in the fourth quarter improved to $146,846, compared with a non-GAAP net loss of ($1,116,204) in the prior-year period.”

“We have seen a large increase in inquiries, requests for test and evaluation units and pilot programs being conducted by police departments since the events in Ferguson last August. We are optimistic this will result in higher sales in 2015 as existing and potential customers evaluate our body-worn and in-car video camera solutions. Our patented VuLink connectivity device is also generating great interest among law enforcement agencies that recognize the value of collecting video evidence of interactions between officers and the public from multiple perspectives.”

“Demand for our FirstVU HD body-worn cameras has increased at a faster pace than the current capacity of suppliers of certain components, but we have taken steps to address this issue. We are confident that we are well-positioned to ramp up production to meet expected demand in the coming months. With the introduction of our VuVault.net cloud-based video evidence storage and management solution in the third quarter of 2014, we are now prepared to satisfy the video evidence needs of virtually any law enforcement agency, regardless of whether it wants storage in the cloud or desires to maintain evidence on its own servers.”

“The DVM-800 in-car video system and FirstVU HD body-worn camera, which were introduced in 2013, contributed 51% of total sales during 2014, compared with 5% in the previous fiscal year,” continued Ross. We expect our sales mix to continue to migrate from the legacy DVM-500 Plus and DVM-750 product lines to the newer products in 2015. Our MicroVU HD in-car video system was named a ‘product of the year’ at the International Association of Chiefs of Police (IACP) conference last fall. We are commencing commercial production of the MicroVU HD this month.”

“While international revenue decreased to $961,763 last year, from $1,159,183 in 2013, international bidding activity has picked up in recent months. We believe that our new products, particularly the DVM-800, FirstVU HD and MicroVU HD, may appeal to our international customers. While we are optimistic in this regard, international sales cycles generally are longer than is the case with domestic business.”

“We entered 2015 with a stronger balance sheet and greater liquidity, which should be able to support a significantly higher level of product sales and shipments if anticipated orders are forthcoming,” added Ross. “Unrestricted cash and equivalents totaled $3.0 million at December 31, 2014, compared with less than $0.5 million a year earlier, and since the end of 2014 another $1.5 million in previously restricted cash has become unrestricted. We had approximately $6.9 million in net working capital available at the end of 2014, including $3.0 million of accounts receivable and $9.2 million of inventory. We believe inventory levels can be reduced during 2015 to provide additional funding for operations, but no assurances can be given in this regard.”

“The civil unrest in several American cities during 2014 has greatly elevated the level of priority that law enforcement agencies now place upon audio/video evidence collection and storage capabilities, and we believe this will translate into growth in demand for body-worn cameras and in-car video systems. We are confident that Digital Ally has developed the most robust line of video solutions for law enforcement and commercial customers.”

“We look to 2015 with a high degree of optimism. We are seeing steady improvement in our domestic and international law enforcement channels, as well as in our commercial fleet business. Based upon information currently available, we believe that 2015 revenue should increase to approximately $25 million and that operating income should approximate $2.5 million, absent any unanticipated non-recurring expenses. We are not forecasting net income or earnings per share at this time because of the unpredictability and volatility of the financial derivatives related to the Company’s convertible notes and warrants exercisable to purchase its common stock. Further, our quarterly operating results may not demonstrate an even progression toward achieving our 2015 guidance because of the volatility of our revenue,” concluded Ross.

2014 Operating Results

For the twelve months ended December 31, 2014, the Company’s total revenue declined 2% to approximately $17.4 million, compared with revenue of approximately $17.8 million in the twelve months ended December 31, 2013. Revenue was negatively impacted during the first half of 2014 due to the actions of Utility Associates, Inc. in sending threatening letters to Digital Ally customers and potential customers and the overall challenging economy that continued to affect state, county and municipal government budgets that fund law enforcement agencies. However, revenue improved during the second half of 2014, which was likely attributable to the increased attention to the benefits of video collection, storage and management solutions following the civil unrest in Ferguson, Missouri, and Digital Ally’s legal actions to stop Utility’s negative letter-writing campaign and to recover damages from Utility caused by its actions. The increase in revenue reflects market acceptance of new products and included an order in excess of $1.0 million from a large state police contract customer for DVM-800 in-car video systems.

International revenue decreased to $961,763 in 2014, versus $1,159,183 in 2013.

Gross profit declined 2% to $9,922,793 (56.9% of revenue) in 2014, versus $10,108,490 (56.7% of revenue) in 2013. The Company’s goal remains to improve its gross margins to approximately 60% of revenue based on the expected margins of newer products, particularly the DVM-800, FirstVU HD and MicroVU HD, if they gain in the marketplace and commercial production increases in 2015.

Selling, General and Administrative (“SG&A”) expenses increased 4% to $12,811,987 in the 2014, versus $12,358,932 a year earlier. Research and Development costs declined 21% to $2,905,407 (vs. $3,669,022 in 2013), due to higher prior-year spending on the development and introduction of the DVM-800 and FirstVU HD products. While the Company introduced the VuLink, VuVault.net, and MicroVU HD products during 2014 and early 2015, it had absorbed a portion of the development costs for these products in prior periods. This helped the Company reduce the number of engineers employed by approximately 27% between December 31, 2013 and December 31, 2014. Further, an in-car video project that utilized contract engineers was discontinued in 2014. Selling, advertising and promotional expense rose 24% to $3,340,764, compared with $2,699,884 in 2013. The Company hired additional territory salesmen during the last half of 2013 to provide better coverage of the domestic market, contributing to a higher effective commission rate and overall selling costs during 2014. Promotional and advertising expense increased due to expanded advertising in trade publications and other marketing initiatives designed to further penetrate new commercial markets for the DVM-250 Plus event recorders, introduce the FirstVU HD, and develop awareness of the DVM-800 during 2014. Stock-based compensation expense increased 18% in 2014 to $834,593 (vs. $705,612), primarily due to the amortization of restricted stock granted to officers, directors and other employees in 2014. Professional fees and related expenses rose 91% to $1,153,985 last year, compared with $603,375 a year earlier, primarily due to higher litigation expenses. Executive, support and administrative staff payroll expenses declined slightly to $2,012,552 in the most recent year, compared with $2,058,839 a year earlier, due primarily to cost-containment measures implemented during 2014. Litigation charges of $208,316 were accrued during 2013, whereas no such charges were accrued in 2014. Other SG&A expenses rose 6% to $2,564,686 in the year ended December 31, 2014, primarily due to increased amortization expense in 2014 as patents and trademarks that were no longer active or being pursued were expensed.

The Company reported an operating loss of ($2,889,194) for 2014, compared with an operating loss of ($2,250,442) in the previous year.

Interest income increased to $13,660 in the twelve months ended December 31, 2014, versus $11,390 a year earlier.

Non-cash charges of $5,203,328 were incurred in 2014 to reflect changes in fair value of the note payable and derivatives associated with the conversion of a $2.0 million senior secured convertible note into common stock and the exercise of associated warrants, along with fair value of the note payable and derivatives related to the $4.0 million senior secured convertible note that was issued in August 2014. No such derivative charges were incurred in 2013.

In 2014, the Company incurred $579,066 in expenses associated with the issuance of the $2.0 million and $4.0 million senior secured convertible notes. No such charges were incurred in the previous year.

Other expense totaled ($5,589) in 2014, compared with other income of $19,073 in 2013.

Interest expense totaled $499,744 and $277,961 during 2014 and 2013, respectively. The increase in interest expense reflects additional indebtedness incurred during March and August 2014.

The Company reported a 2014 net loss of ($9,163,261), or ($3.54) per share, compared with a prior-year net loss of ($2,497,940), or ($1.17) per share. No income tax provision or benefit was recorded in the third quarters of either 2014 or 2013. Approximately $5.8 million, or 87% of the year-over-year increase in net loss in 2014 (vs. 2013), was attributable to non-cash charges related to warrant derivative liabilities and changes in the fair value of senior secured convertible notes payable, along with note payable issuance expenses.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets. During 2014, the Company increased its valuation reserve on deferred tax assets by approximately $4.7 million. As of December 31, 2014, the Company had approximately $18.8 million of net operating loss carryforwards and $1.6 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in derivative liabilities, litigation charges and related expenses, change in the fair value of senior secured convertible notes, senior secured convertible note issuance expenses, and stock-based compensation), of ($1,440,738), or ($0.56) per share, for the year ended December 31, 2014, versus a non-GAAP adjusted net loss of ($877,052), or ($0.41) per diluted share, in the twelve months ended December 31, 2013. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Fourth Quarter Operating Results

For the three-month period ended December 31, 2014, the Company’s total revenue increased 55% to approximately $5.4 million, compared with revenue of approximately $3.5 million in the fourth quarter of the previous year. International revenue increased to $721,202 in the most recent quarter, versus $94,763 in the prior-year quarter.

Gross profit rose 84% to $3,211,532 (59.3% of revenue) in the fourth quarter of 2014, versus $1,749,422 (49.9% of revenue) in the corresponding period of the previous year. The increase was commensurate with the 55% improvement in total revenue and the 9.4 percentage point increase in gross profit margin.

Selling, General and Administrative (“SG&A”) expenses increased 7% to $3,548,365 in the final quarter of 2014, versus $3,323,380 a year earlier. Research and Development costs decreased 28% to $700,915 in the most recent quarter, compared with $977,538 in the comparable 2013 period. Selling, advertising and promotional expense rose 45% to $1,010,314, compared with $697,107 in the fourth quarter of the prior year. Stock-based compensation expense rose 81% to $257,729, compared with $142,123 in the year-earlier period due primarily to the amortization of restricted stock granted in 2014 to the Company’s officers, directors and other employees. Litigation charges of $208,316 were accrued during the fourth quarter of 2013, whereas no such charges were accrued in 2014. General and administrative expense increased 22% to $1,579,407, compared with $1,298,296 in the corresponding period of the previous year.

The Company’s operating loss of ($336,833) for the three months ended December 31, 2014, represented a 79% improvement when compared with an operating loss of ($1,573,958) in the fourth quarter of 2013.

Interest income declined to $1,248 in the quarter ended December 31, 2014, versus $2,016 in the year-earlier quarter.

The Company incurred non-cash charges of $396,064 in the fourth quarter of 2014 to reflect changes in fair value of the note payable and derivatives associated with the conversion of a $2.0 million senior secured convertible note into common stock and the exercise of associated warrants, along with fair value of the note payable and derivatives related to the $4.0 million senior secured convertible note that was issued in August 2014. No such derivative charges were incurred in the fourth quarter of 2013.

In the final three months of 2014, the Company incurred $13,115 in expenses associated with the issuance of senior secured convertible notes. No such charges were incurred in the year-earlier period.

Other expense of $2,136 was recorded in the three months ended December 31, 2014, compared with other expense of $1,627 in the prior-year quarter.

Interest expense totaled $154,215 and $65,080 during the three months ended December 31, 2014 and 2013, respectively. The increase in interest expense reflects additional indebtedness incurred during August 2014.

The Company reported a net loss of ($901,115), or ($0.30) per share, in the fourth quarter of 2014, compared with a net loss of ($1,638,649), or ($0.74) per share, in the prior-year period. No income tax provision or benefit was recorded in the fourth quarter of either 2014 or 2013.

On a non-GAAP basis, the Company reported adjusted net income (before, depreciation, amortization, interest expense, litigation charges and related expenses, changes in derivative liabilities, change in fair value of senior secured convertible notes, senior secured convertible note issuance expenses, and stock-based compensation), of $146,846, or $0.05 per diluted share, for the three months ended December 31, 2014, versus a non-GAAP adjusted net loss of ($1,116,204), or ($0.50) per share, in the three months ended December 31, 2013.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) senior secured convertible notes payable issuance expenses, (5) changes in the fair value of senior secured convertible notes, (5) income or losses resulting from changes in warrant derivative valuations, and (6) litigation charges and related expenses.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) tomorrow, Tuesday, March 24, 2015, to discuss its operating results for the quarter and year ended December 31, 2014, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on March 24, 2015.

A replay of the conference call will be available one hour after the completion of the conference call from March 24, 2015 until 9:00 a.m. on May 25, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10062389.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results in 2015 consistent with its financial guidance given the current economic and competitive environment; its ability to generate sufficient positive cash flow to pay its $2.5 million subordinated debt in May 2015 as required; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins to targeted levels; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the VuVault.net, VuLink and MicroVU HD; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales; and whether the civil unrest in several U.S. cities will translate into growth in demand for such products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; whether the Company will achieve positive outcomes in its litigation with various parties, including Utility Associates; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,049,716	$454,978
Restricted cash	1,500,000	—
Accounts receivable-trade, less allowance for doubtful accounts of $65,977 – 2014 and $55,033 – 2013	3,043,899	1,835,780
Accounts receivable-other	139,204	153,563
Inventories, net	9,243,455	8,046,471
Prepaid expenses	372,326	402,823

Total current assets	17,348,600	10,893,615

Furniture, fixtures and equipment	4,228,139	4,559,504
Less accumulated depreciation and amortization	3,182,473	3,621,432

Furniture, fixtures and equipment, net	1,045,666	938,072

Restricted cash	—	662,500
Intangible assets, net	245,684	267,281
Other assets	234,342	245,045

Total assets	$18,874,292	$13,006,513

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,410,876	$1,441,151
Accrued expenses	1,142,973	1,471,458
Secured convertible note payable-current	2,019,720	—
Subordinated note payable-short-term, net of discount of $55,187 – 2014 and $0 – 2013	2,444,813	—
Derivative liabilities	2,186,214	—
Capital lease obligation-current	61,140	91,279
Deferred revenue-current	138,052	6,000
Income taxes payable	7,954	8,615
Customer deposits	1,878	1,878

Total current liabilities	10,413,620	3,020,381

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $0 – 2014 and $187,634 – 2013	—	2,312,366
Secured convertible note payable-long-term, at fair value	1,253,711	—
Litigation accrual-long term	—	530,000
Deferred revenue-long term	939,100	24,000
Capital lease obligation-long term	3,849	64,989
Total long term liabilities	2,196,660	2,931,355

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 3,092,497 – 2014 and 2,284,048 – 2013	3,092	2,284
Additional paid in capital	33,326,908	24,955,220
Treasury stock, at cost (shares: 63,518 – 2014 and 63,518 - 2013)	(2,157,226)	(2,157,226)
Accumulated deficit	(24,908,762)	(15,745,501)

Total stockholders’ equity	6,264,012	7,054,777

Total liabilities and stockholders’ equity	$18,874,292	$13,006,513

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2014 AND 2013

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Product revenue	$5,242,741	$3,390,882	$16,889,224	$17,012,827
Other revenue	176,870	114,476	555,195	813,502

Total revenue	5,419,611	3,505,358	17,444,419	17,826,329
Cost of revenue	2,208,079	1,755,936	7,521,626	7,717,839

Gross profit	3,211,532	1,749,422	9,922,793	10,108,490
Selling, general and administrative expenses:
Research and development expense	1,010,314	977,538	2,905,407	3,669,022
Selling, advertising and promotional expense	836,471	697,107	3,340,764	2,699,884
Stock-based compensation expense	257,729	142,123	834,593	705,612
Litigation charges and related expenses	—	208,316	—	208,316
General and administrative expense	1,443,851	1,298,296	5,731,223	5,076,098

Total selling, general and administrative expenses	3,548,365	3,323,380	12,811,987	12,358,932

Operating loss	(336,833)	(1,573,958)	(2,889,194)	(2,250,442)

Interest income	1,248	2,016	13,660	11,390
Change in warrant derivative liabilities	(172,928)	—	(4,516,162)	—
Change in fair value of secured convertible notes payable	(223,136)	—	(687,166)	—
Secured convertible note payable issuance expenses	(13,115)	—	(579,066)	—
Other income (expense)	(2,136)	(1,627)	(5,589)	19,073
Interest expense	(154,215)	(65,080)	(499,744)	(277,961)

Loss before income tax benefit	(901,115)	(1,638,649)	(9,163,261)	(2,497,940)
Income tax expense (benefit)	—	—	—	—

Net loss	$(901,115)	$(1,638,649)	$(9,163,261)	$(2,497,940)

Net loss per share information:
Basic	$(0.30)	$(0.74)	$(3.54)	$(1.17)
Diluted	$(0.30)	$(0.74)	$(3.54)	$(1.17)

Weighted average shares outstanding:
Basic	3,028,979	2,220,530	2,590,002	2,135,016
Diluted	3,028,979	2,220,530	2,590,002	2,135,016

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2014 AND 2013

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net loss	$(901,115)	$(1,638,649)	$(9,163,261)	$(2,497,940)
Non-GAAP adjustments:
Stock-based compensation	257,729	142,123	834,593	705,612
Depreciation and amortization	226,838	106,926	605,792	428,999
Convertible note payable issuance expenses	13,115	—	579,066	—
Change in fair value of secured convertible notes payable	223,136	—	687,166	—
Change in derivative liabilities	172,928	—	4,516,162	—
Litigation charges and related expenses	—	208,316	—	208,316
Interest expense	154,215	65,080	499,744	277,961

Total Non-GAAP adjustments	1,047,961	522,445	7,722,523	1,620,888

Non-GAAP adjusted net income (loss)	$146,846	$(1,116,204)	$(1,440,738)	$(877,052)

Non-GAAP adjusted net income (loss) per share information:
Basic	$0.05	$(0.50)	$(0.56)	$(0.41)
Diluted	$0.05	$(0.50)	$(0.56)	$(0.41)

Weighted average shares outstanding:
Basic	3,028,979	2,220,530	2,590,002	2,135,016
Diluted	3,028,979	2,220,530	2,590,002	2,135,016

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
(Unaudited)

	2014	2013
Cash Flows From Operating Activities:
Net loss	$(9,163,261)	$(2,497,940)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	605,792	428,999
Loss on equipment disposal	2,135	—
Secured convertible note payable expenses	579,066	—
Stock based compensation	834,593	705,612
Change in derivative liabilities	4,516,162	—
Change in fair value of secured convertible note payable	687,166	—
Provision for inventory obsolescence	339,865	(116,617)
Provision for doubtful accounts receivable	4,341	(15,160)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(1,219,063)	1,136,034
Accounts receivable - other	20,962	(82,415)
Inventories	(1,536,849)	(635,133)
Prepaid expenses	(15,118)	(115,217)
Other assets	10,703	(3,599)
Increase (decrease) in:
Accounts payable	969,725	(79,056)
Accrued expenses	(325,522)	677,934
Litigation accrual	(530,000)	—
Income taxes payable	(661)	1,898
Deferred revenue	1,047,152	30,000

Net cash used in operating activities	(3,172,812)	(564,660)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(433,932)	(275,468)
Additions to intangible assets	(76,887)	(61,525)
Restricted cash related to senior secured convertible note	(1,500,000)	—
Restricted cash for appealed litigation	662,500	—

Net cash used in investing activities	(1,348,319)	(336,993)

Cash Flows from Financing Activities:
Proceeds from secured convertible notes payable	6,000,000	—
Debt issuance expense for secured convertible notes payable	(579,066)	(10,000)
Proceeds from exercise of stock options and warrants	1,786,214	739,572
Payments on capital lease obligation	(91,279)	(76,113)

Net cash provided by financing activities	7,115,869	653,459

Net increase (decrease) in cash and cash equivalents	2,594,738	(248,194)
Cash and cash equivalents, beginning of period	454,978	703,172

Cash and cash equivalents, end of period	$3,049,716	$454,978

Supplemental disclosures of cash flow information:
Cash payments for interest	$264,696	$215,664

Cash payments for income taxes	$10,661	$3,923

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$192	$100

Restricted common stock forfeitures	$(6)	$—

Capital expenditures financed by capital lease obligations	$—	$45,371

Issuance of common stock upon exercise of stock options and warrants	$835,269	$—

Common stock surrendered in cashless exercise of stock options and warrants	$622	$—

Conversion of secured convertible note into common stock	$2,294,656	$—

Issuance of stock purchase warrants with convertible note payable	$2,393,905	$—

Issuance of common stock for accrued interest	$2,963	$—

Issuance of stock purchase warrants with convertible note payable	$—	$205,820

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 FILED WITH THE SEC)